November 5, 2010

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES NINE MONTH 2010 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the nine month period ended September 30, 2010.  Net income attributable to Leucadia National Corporation common shareholders for the nine month periods ended September 30, 2010 and 2009 was $244,090,000 ($1.00 per diluted common share) and $641,215,000 ($2.61 per diluted common share), respectively.

For more information on the Company’s results of operations for 2010, please see the Company’s Form 10-Q for the nine months ended September 30, 2010, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,
	2010	2009	2010	2009

Revenues and other income	$185,865	$143,431	$734,360	$382,410

Net securities gains (losses)	$(64)	$9,583	$170,416	$(20,251)

Income (loss) from continuing operations before income
taxes and income related to associated companies	$(58,685)	$(37,002)	$69,450	$(244,539)

Income taxes	3,540	1,341	10,936	5,810

Income (loss) from continuing operations before income
related to associated companies	(62,225)	(38,343)	58,514	(250,349)

Income related to associated companies, net of taxes	324,712	379,517	153,984	867,203

Income from continuing operations	262,487	341,174	212,498	616,854

Income from discontinued operations, including gain
on disposal, net of taxes	27,483	28,406	32,699	23,577

Net income	289,970	369,580	245,197	640,431

Net (income) loss attributable to the noncontrolling interest	(2,215)	619	(1,107)	784

Net income attributable to Leucadia National Corporation
common shareholders	$287,755	$370,199	$244,090	$641,215

Basic earnings per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$1.08	$1.40	$.88	$2.56
Income from discontinued operations, including gain
on disposal	.10	.12	.12	.10
Net income	$1.18	$1.52	$1.00	$2.66

Number of shares in calculation	243,317	243,238	243,307	240,913

Diluted earnings per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$1.07	$1.38	$.88	$2.52
Income from discontinued operations, including gain
on disposal	.10	.12	.12	.09
Net income	$1.17	$1.50	$1.00	$2.61

Number of shares in calculation	247,572	247,711	247,589	247,946